Exhibit 10.5.3

July 27, 2006

Mr. James E. Schuster

Dear Jim:

Raytheon Company (“Raytheon”) is exploring various alternatives with respect to Raytheon Aircraft Company (“RAC”) which may involve a Change in Control of RAC. This letter sets forth a special incentive arrangement for which you will be eligible in the event of a Change in Control.

1. Raytheon Discretion. Raytheon will decide in its sole discretion if and when it will proceed with a restructuring or transaction that may involve a Change in Control and the terms and conditions of such a transaction. Nothing contained herein shall obligate Raytheon or RAC to engage in any transaction at this or any other time.

2. Change in Control. For the purposes of this agreement, a “Change in Control” is defined exclusively as the consummation of:

(A) the sale of all or substantially all of the assets of RAC; or

(B) any consolidation or merger of RAC or sale, transfer or distribution of voting securities of RAC (including, for example, a spin-out, spin-off or initial public offering), other than a consolidation or merger with or sale, transfer or distribution of voting securities to Raytheon or an Affiliate of Raytheon (a “Stock Transaction”), such that, after any such Stock Transaction, Raytheon, or an Affiliate of Raytheon, owns less than 50% of the combined voting power of the voting securities of RAC outstanding immediately after such Stock Transaction.

For purposes of this agreement, “Affiliate” shall mean, with respect to any specified person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, and the term “control” and any term derived therefrom shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

3. Assistance.

(A) Duty of Loyalty and Fiduciary Responsibility. As part of the consideration for the benefits of this agreement, you agree to assist, support and fully cooperate with Raytheon and RAC in all matters to effect a CIC, and perform such tasks requested of you to bring about such CIC. You recognize and agree that until the date of the closing of the CIC, your complete and exclusive duty of loyalty and fiduciary responsibility are to Raytheon and RAC to further its business objectives, reputation and interests.

(B) Disclosure of Company Information. In addition to the provisions and restrictions contained in paragraph 12 below, you agree to keep confidential, proprietary and competitively sensitive company information secret and not to use or disclose such in the course of the activities associated with a CIC without prior written authorization.

(C) Unauthorized Communications. You agree not to engage in any unauthorized communications with any officer, employee or agent of a potential buyer to a CIC and to report to Raytheon any attempted contact by any officer, employee or agent of a potential Buyer to you.

(D) Post Definitive Agreement Employment Discussions. In recognition of Raytheon’s and RAC’s desire that you make yourself available for employment with the Buyer, should the Buyer desire to engage your services, you agree to review and consider in good faith employment offers, if any made by the Buyer. The Company recognizes it is important to RAC employees to understand and assess the terms and conditions of their post-closing employment opportunities with the Buyer. The Company agrees to provide you notice of the date of a definitive agreement with the Buyer and, notwithstanding other provisions of this agreement, agrees that you may after that date and prior to the closing engage in discussions with the Buyer as to post-closing employment, but solely with respect to that topic. You agree that prior to notice of a definitive agreement, you will have no discussions with the Buyer or its agents with respect to any post-closing employment.

(E) Violation of Duty of Loyalty and Assistance. Violations of the terms of these provisions will result in the forfeiture of the Retention Bonus and /or any unpaid portion thereof in paragraph 5, and depending on the severity of the violation may result in the termination of your employment. Any violations of this provision shall not be subject to the arbitration provision contained in Paragraph 15.

4. Term. The term of this agreement shall be for a period of twelve (12) months from the date you execute your acceptance as indicated by your dated signature (“Effective Date”), unless the closing date of the CIC (the “Closing Date”) occurs before that date. If the Closing Date has not occurred within twelve months of the Effective Date, this agreement shall expire as of that date and shall be null and void, and you will not be entitled to any portion of the Retention Bonus in Paragraph 5, unless Raytheon and you agree to extend and/or otherwise modify the agreement. Such extension and/or modification must be in writing and signed by the Senior Vice President, Human Resources of Raytheon.

5. Retention Bonus. If you continue as an employee until the Closing Date, you will be eligible to participate in the following Retention Bonus arrangement.

(A) The Retention Bonus shall be equivalent to three times your annual base salary and targeted RBI Bonus, as of the Closing Date. The Retention Bonus is divided into two parts and is subject to the terms and conditions set forth below.

(i) Part 1: Part 1 is one times your annual base salary and targeted RBI Bonus. You will be entitled to Part 1 if you continue to be an active employee through the Closing Date. Part 1 will be paid within twenty (20) days of the Closing Date.

(ii) Part 2: Part 2 is two times your annual base salary and targeted RBI Bonus. You will be entitled to Part 2 if you are employed by the Buyer on the Closing Date, and remain employed by the Buyer through the second anniversary of the Closing Date. Part 2 will be paid within twenty (20) days of the second anniversary of the Closing Date.

(B) You will be entitled to the full Retention Bonus (Parts 1 and 2) as of the Closing Date if:

(i) You are not offered a position with the Buyer, nor are you offered continued employment with Raytheon or an Affiliate of Raytheon at a base salary at least equal to your base salary at RAC on the Closing Date; or

(ii) You are offered a position with the Buyer, but the position does not include a base salary at least equal to your base salary at RAC on the Closing Date and you are not offered continued employment with Raytheon or an Affiliate of Raytheon at a base salary at least equal to your base salary at RAC on the Closing Date.

(C) You will be entitled to Part 2 of the Retention Bonus if you accept a position with the Buyer and, during the first twenty-four (24) months of such employment, you are:

(i) Involuntarily separated from employment without cause, as defined below, and you do not become employed by Raytheon; or

(ii) Subjected to a reduction in the base salary and targeted incentive compensation bonus opportunity (hereinafter referred to as “total compensation”) paid by the Buyer to a level that is less than your total compensation at RAC on the Closing Date, you leave the employment of the Buyer, and you do not become employed by Raytheon.

(D) For purposes of this Paragraph 5, “cause” shall be defined as:

(i) Failure to perform any of the material duties of the position with the Buyer, including special projects and assignments, after notice and a reasonable opportunity to correct performance; or

(ii) Breach of any material provision of the Buyer’s Standards of Business Behavior and Ethics; or

(iii) Conviction of, or plea of nolo contendere to, any felony or misdemeanor which has a material impact on your ability to perform the duties of your position.

(E) If you are entitled to Part 1 and 2 of the Retention Bonus due to the occurrence of the conditions set forth in paragraphs 5(B)-(C), you will receive this payment within twenty (20) days of written demand by you establishing to Raytheon’s satisfaction the occurrence of such condition(s).

6. Termination of Employment before Closing Date. Raytheon retains the right to terminate your employment before the Closing Date for any reason. In the event of a termination for one of the following reasons or otherwise for cause, you shall not be entitled to the Retention Bonus:

(A) Failure to perform any of the material duties of your position, including special projects and assignments, after notice and a reasonable opportunity to correct performance; or

(B) Breach of any material provision of the Raytheon’s Standards of Business Behavior and Ethics; or

(C) Breach of any material provision of Raytheon Company Rules and Regulations;

(D) Violation of the Duty of Loyalty and Assistance as set forth in Paragraph 3.

If you are involuntarily terminated before the Closing Date and during the term set forth in Paragraph 4, for a reason not specified in subparagraphs (A), (B), (C) and (D) above and not otherwise for cause, you will be eligible for an amount equal to what Part 1 of the Retention Bonus set forth in Paragraph 5 would have been if the date of your termination had been the Closing Date and you will be eligible for severance pay in accordance with normal company policy.

7. Tax Payments.

(A) Excise Tax Payments. (i) Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Subsection 5(i), if it is determined that you are entitled to a Gross-Up Payment, but that, after taking into account the Payments and the Gross-Up Payment, you would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to your net after-tax proceeds resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to you and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(ii) Subject to the provisions of subparagraph 7(A)(iii), all determinations required to be made under this Paragraph 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers or such other certified public accounting firm as you may designate (the “Accounting Firm”) which shall provide detailed supporting calculations both to you and Raytheon within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by Raytheon. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Raytheon. Any Gross-Up Payment, as determined pursuant to this Paragraph 7, shall be paid to you by Raytheon within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon you and Raytheon. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Raytheon should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If Raytheon exhausts its remedies pursuant to subsection 7(A)(iii) and you are thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Raytheon to or for your benefit.

(iii) You shall notify Raytheon in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Raytheon of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise Raytheon of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to Raytheon (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Raytheon notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(a) give Raytheon any information reasonably requested by Raytheon relating to such claim,

(b) take such action in connection with contesting such claim as Raytheon shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Raytheon,

(c) cooperate with Raytheon in good faith in order effectively to contest such claim, and

(d) permit Raytheon to participate in any proceedings relating to such claim;

provided, however, that Raytheon shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection 7(A)(iii), Raytheon shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Raytheon shall determine; provided, however, that if Raytheon directs you to pay such claim and sue for a refund, it shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Raytheon’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt of an amount advanced by Raytheon pursuant to subsection 7(A)(iii), you become entitled to receive any refund with respect to such claim, you shall (subject to Raytheon’s complying with the requirements of subsection 7(A)(iii) promptly pay to Raytheon the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by you of an amount advanced by Raytheon pursuant to Subsection 7(A)(iii), a determination is made that you shall not be entitled to any refund with respect to such claim and Raytheon does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(B) Tax Withholding. Raytheon may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

8. Results Based Incentive (“RBI) Bonus. If you continue to be an active employee through the Closing Date, your payment under the RBI Bonus Plan for a calendar year that has not ended by the Closing Date will be handled as follows: At the time RBI payments are normally made for that year, you will receive a pro rata portion of the RBI Bonus you would have received, if any, if you had remained employed until the payment date. The pro rata portion will be based on the number of days in the calendar year preceding the Closing Date as compared to 365.

9. Vested Stock Options. You may exercise stock options which have vested as of the Closing Date within the periods specified in the plan under which they were granted.

10. Restricted Stock Still Subject to Restrictions and Unvested Options. If you continue to be an active employee through the Closing Date, Raytheon will propose to the Buyer, and will make efforts that Raytheon in its sole discretion considers commercially reasonable under the circumstances to obtain, the conversion of your restricted stock which is still subject to restrictions as of the Closing Date and your stock options which have not vested as of the Closing Date into equity awards of the Buyer.

11. LTPP. If you continue to be an active employee through the Closing Date, your performance shares under the Long-Term Performance Plan for a Performance Cycle that has not ended by the Closing Date will be handled as follows: You will receive at the end of the Performance Cycle a pro rata portion of the number of shares of stock you would have received, if any, had you remained employed until the end of the Performance Cycle. The pro rata portion will be based on the number of full months in the Performance Cycle preceding the Closing Date as compared to the total number of months in the Performance Cycle.

12. Pension. As of the Closing Date, vesting in your accrued pension benefit will be determined pursuant to the terms of the applicable pension plan. Raytheon will propose to the Buyer, and will make efforts that Raytheon in its sole discretion considers commercially reasonable under the circumstances to obtain, an obligation of the Buyer to provide you with pension benefits for service with the Buyer substantially similar to the pension benefits provided to you by Raytheon before the Closing Date.

13. Non-disclosure about Possible CIC of RAC. You agree that without the prior consent of Raytheon you will not have any contact with any person or entity (other than those individuals identified to you in writing as being active participants in the sale process) about, nor disclose to any such person or entity, either the fact that discussions or negotiations are taking place or have taken place regarding the possible CIC of RAC or any of the terms, conditions or other facts relating to the possible CIC, including the status thereof. The foregoing restrictions shall not apply to the extent that the specific information in question has been publicly disclosed in a filing with the Securities and Exchange Commission. During the course of the negotiation of the possible CIC of RAC, you recognize your continuing duty of loyalty and obligation to act in the best interests of Raytheon and RAC.

14. Confidentiality. You agree to keep confidential this agreement and not to disclose either the fact of the agreement or the terms thereof, except where necessary to members of your immediate family, tax or legal advisors, and as required in response to a valid subpoena or court order.

15. Arbitration of Claims. The parties agree that any disputes arising during the term of your employment with Raytheon and/or RAC, including but not limited to any claims arising under the terms of this agreement, shall be subject to final and binding arbitration as the sole and exclusive forum for dispute resolution. Arbitration under this section shall be conducted pursuant to the rules of the American Arbitration Association applicable to employment disputes.

16. Compliance with Section 409A. This Paragraph 15 shall apply notwithstanding any other provision of this agreement. To the extent that rights or payments under this agreement are subject to Section 409A of the Internal Revenue Code, the agreement shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid. Raytheon and you agree to make any amendments to this agreement that may be required to accomplish such compliance. If you are a “specified employee” under Section 409A, any payments to you on account of your termination of employment will be postponed for at least six months from the date of your termination of employment, to the extent required by Section 409A.

17. Exclusive Severance Benefit Programs. Except as otherwise provided in Paragraph 6 , if you become entitled to a payment under this agreement, you will not be eligible for benefits under any other Raytheon or RAC agreement, plan, policy, program, or arrangement providing severance benefits, including, but not limited to the Change-in-Control agreement (“CIC Agreement”) with Raytheon Company dated October 26, 2005. Under no circumstance shall you be entitled to receive benefits under both this agreement and the CIC Agreement.

Please acknowledge your acceptance of the terms and conditions stated in this agreement by signing below.

Very truly yours,
Raytheon Company

By	/s/ Keith J. Peden
Keith J. Peden
Senior Vice President, Human Resources

AGREED AND ACCEPTED:

/s/ James E. Schuster	Date: August 1, 2006
James E. Schuster